EXHIBIT 23

CONSENT OF KPMG LLP

The Board of Directors

Rock of Ages Corporation:

We consent to the inclusion of our report dated March 2, 2001 with respect to the consolidated balance sheets of Rock of Ages Corporation as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Rock of Ages Corporation.

KPMG LLP

/x/ KPMG LLP

Boston, Massachusetts

March 30, 2001